Eagle Bulk Shipping Inc. Closes on USD 34 Million Term Facility Increase

STAMFORD, Conn., October 7, 2019 (GLOBE NEWSWIRE) - Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax segment, today announced that Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company, closed on a USD 34.3 million incremental term loan under its existing five-year senior secured term loan facility, which bears an interest rate of LIBOR plus 2.50% and matures in 2024. The incremental amount of the facility is secured by the three Ultramaxes the Company recently acquired and took delivery of - M/V Copenhagen Eagle, M/V Dublin Eagle, and M/V Sydney Eagle.

Net loan proceeds will be used for general corporate purposes, including capital expenditures relating to the installation of exhaust gas cleaning systems, or “scrubbers.”

Financing for the incremental term loans under the facility has been provided by the Company’s existing lenders: ABN AMRO, Credit Agricole Corporate and Investment Bank (Credit Agricole), Skandinaviska Enskilda Banken AB (SEB), DNB Bank ASA (DNB), Danish Ship Finance, and Nordea.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a US-based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax / Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Furthermore, there can be no assurance that the syndication of the Facility will be successful or that the Facility will be obtained on the terms described above or ultimately entered into. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100

Media Contact:
Rose & Company
Tel. +1 212-359-2228